                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]

     Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [X]  Preliminary Proxy Statement       [_] Confidential, for Use of the
                                             Commission Only (as permitted
                                             by Rule 14a-6(e)(2))
  [_]  Definitive Proxy Statement

  [_]  Definitive Additional Materials

  [_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                         MISSION VALLEY COMFORT SUITES, LTD.
                         -----------------------------------
                   (Name of Registrant as Specified In Its Charter)


                         MISSION VALLEY COMFORT SUITES, LTD.
                         -----------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     Limited Partnership Interests

     (2) Aggregate number of securities to which transaction applies: 5900

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     $847.46; computed by dividing line 4 by line 2

     (4) Proposed maximum aggregate value of transaction: $5,000,000

     (5) Total fee paid: $1,000

[_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                                GHG HOSPITALITY, INC.

                                   1466 9TH AVENUE
                             SAN DIEGO, CALIFORNIA 92101

                                  ___________, 1998

Dear Limited Partners:

Mission Valley Comfort Suites Ltd., a California Limited Partnership, formerly Motels of America Series X, a California Limited Partnership (the Partnership) was formed on February 24, 1988 pursuant to the California Revised Uniform Limited Partnership Act. The Partnership was organized to lease a parcel of land in the Mission Valley area of San Diego, California and build and operate thereon a 122-room Comfort Suites motel as a franchise of Choice International. The land was leased from Colony Ventures Ltd., a nonaffiliated party, by Motels of America, Inc. (MOA) and the former general partners in November 1986, and was held for the benefit of the Partnership until the Partnership had raised sufficient funds to build the motel.

MOA and the former general partners assigned the land lease to the Partnership for their actual carrying costs. The motel was opened for business in September 1988 under a twenty-year franchise agreement with Choice International to provide the Partnership with consultation in the areas of design, construction, and operation of the motel. Since January 1, 1990, the motel has been operated pursuant to a management agreement with the general partner, GHG Hospitality, Inc., formerly Grosvenor Hospitality Group, Inc. ("GHG" or the "General Partner").

Although no required date was specified, it was initially anticipated the Partnership would consider selling or refinancing the motel after operating it for a period of approximately six to ten years. The motel is in its tenth year of operations. In early 1998, GHG informally surveyed a number of Limited Partners concerning what course of action they would like to pursue with respect to the Property. A clear majority of those polled indicated a desire to sell the Property. The Limited Partners polled represented a small sample of the Limited Partners. The majority of the Limited Partners were not contacted. On March 3, 1998 the Partnership listed the Property for sale with a broker specializing in hotel properties.

In June 1998 the Partnership entered into a Hotel Purchase and Sale Agreement with Escrow Instructions ("Purchase Agreement") with Piyal, LLC ("Piyal") whereby Piyal will purchase the motel from the Partnership for $5,000,000 (the "Purchase Price"). The Purchase Price is payable in cash at Closing. The Purchase Price is subject to downward adjustment if the limited partners' approval has not been received by July 2, 1998. The Purchase Price will be reduced by $3,333 per day after July 2, 1998 until such consent is received up to a maximum reduction of $200,000.

SALE OF THE MOTEL REQUIRES THE CONSENT OF HOLDERS OF A MAJORITY OF THE PARTNERSHIP'S 5,900 LIMITED PARTNERSHIP INTERESTS AND YOUR APPROVAL IS VERY IMPORTANT. Votes will be counted at the close of business at 5:00 p.m. California time on July 2, 1998. Please return your consent card as soon as possible before July 2, 1998. The Partnership Agreement provides a failure to return a consent card has the same effect as a "Yes" vote. However, the General Partner believes it is important to receive as many consent cards as possible with respect to such an important decision.

Following sale of the motel property, GHG intends to cause the Partnership to pay cash distributions to the Partners from the net sales proceeds after paying all expenses and liabilities of the Partnership and establishing a reserve account in the presently anticipated approximate amount of $300,000 to cover remaining liabilities, and unexpected claims. Any amount remaining in the reserve account will be distributed to the Partners at such time as GHG determines all contingent liabilities have been either discharged or provided for, whereupon GHG intends to cause the Partnership to be dissolved. Overall, the sale of the motel is anticipated to result in liquidating distributions of approximately $4,351,249.00, or approximately $737.50 per Limited Partnership Interest. For further information, see the discussion under "THE PLAN--Use of Proceeds From Property Sale, Distributions to Limited Partners Per Interest, and Results of Partnership on Liquidation" in the enclosed Solicitation Statement.

GHG believes the sale of the Property at this time would be in the best interests of the Limited Partners and recommends you complete and return the consent card. GHG bases its recommendation on, among other things, the following factors:

     -- The proposed sale will result in sale of the motel within the originally anticipated six-to-ten-year holding period.

     -- Market conditions are such that GHG believes the proposed sale of the motel will be at a higher price than would be likely under other circumstances, considering current mortgage interest rates and the availability of investor capital.

     -- The motel has shown a trend of improved occupancy, revenue and net operating income over the past few years, which GHG believes has enhanced its marketability.

     -- By selling the motel now, the Partnership will eliminate the risks inherent in the ownership of real property, including, among other things, the decline in value that could occur as a result of rising interest rates, increasing real estate investor expectations and changing competition factors in local motel markets.

     -- The sale of the motel will provide liquidity to the Limited Partners.
        At present, there is no established public trading market for the Limited Partnership Interests, and liquidity has been limited.

     -- In the opinion of GHG, the motel is presently in good repair, and it is advantageous to sell it before aging, obsolescence and wear in the ordinary course of business occurs, thereby requiring more substantial cash expenditures for repairs and refurbishments.

     Among the disadvantages which would result to holders of Limited Partnership Interests from the sale of the motel are the following:

     -- The Partnership will not benefit from possible future improvements in economic and market conditions, which possibly could produce increased cash flow and enhance the sales price of the motel.

     -- It is not anticipated that, upon receipt of the final liquidating distributions, the Limited Partners will have received aggregate distributions from the sale of the Partnership Property which will equal the amounts originally invested in the Partnership, plus the cumulative 8% return set forth in the Partnership Agreement.

It should be noted that sale of the motel will eliminate any future liability of the General Partner for Partnership liabilities and risks to the Partnership which could arise from continued operation of the Partnership. The General Partner will receive no fees in connection with the sale of the Property or the termination and liquidation of the Partnership. It is not anticipated the General Partner will receive any distributions from the proceeds of the sale under the distribution provisions of the Partnership Agreement. The sale of the motel will result in elimination of the management fees and operating distributions which GHG presently receives.

The sale of the motel will result in the termination and liquidation of the Partnership, which is an action that must be approved by the Limited Partners. Accordingly, GHG is soliciting the written consent of each Limited Partner to both elements of the Plan, which are more fully described in the enclosed Solicitation Statement. Under the Partnership Agreement and California law, Limited Partners do not have rights of appraisal or similar rights if the sale is approved.

YOU ARE URGED TO READ CAREFULLY THE SOLICITATION STATEMENT IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE PROPOSED SALE. If you have any questions, please feel free to contact Stephen D. Burchett at (619) 699-6100.

                                        Very truly yours,

                                        GHG HOSPITALITY, INC.
                                        General Partner


                                        By:
                                            ----------------------------------
                                            Stephen D. Burchet,
                                            Vice President and General Counsel

                         MISSION VALLEY COMFORT SUITES, LTD.
                                   1466 9TH AVENUE
                                 SAN DIEGO, CA 92101

                            NOTICE OF CONSENT SOLICITATION

To the holders of Limited Partnership Interests of Mission Valley Comfort Suites, Ltd.:

NOTICE IS HEREBY GIVEN to the holders (the "Limited Partners") of the limited partnership interests (the "Interests"), Mission Valley Comfort Suites, Ltd., a California limited partnership (the "Partnership"), that GHG Hospitality Inc. (the "General Partner") on behalf of the Partnership is soliciting the written consents of the Limited Partners (the "Consents") to approve a plan of action (the "Plan") which includes (i) sale of substantially all of the assets of the Partnership on the terms and conditions described in the enclosed Solicitation Statement and (ii) the complete termination and liquidation of the Partnership, resulting in cash distributions to the Limited Partners, all as more fully described in the accompanying Solicitation Statement. The Plan is comprised of two (2) proposals, each of which must be approved by Limited Partners holding a majority of the Interests. Limited Partners may indicate approval, disapproval or abstention with respect to each of the two elements of the Plan. However, the Plan will not be implemented unless Limited Partners holding a majority of the Interests approve each element.

Only Limited Partners of record at the close of business on June 1, 1998 are entitled to notice of the solicitation of Consents and to give their consent to the Plan. In order to be valid, all Consents must be received before July 2, 1998 unless such date or time is extended, in the sole discretion of the General Partner by notice to all Limited Partners. The Limited Partners' approval of the Plan is intended to be obtained through the solicitation of written Consents, and no meeting of Limited Partners will be held. GHG will act as the agent of the Partnership in soliciting and counting Consents. A Consent may be revoked by written notice of revocation or by a later dated instrument containing different instructions received by GHG at any time on or before the expiration of the time by which the Consent card must be received.

YOUR APPROVAL IS IMPORTANT. PLEASE READ THE SOLICITATION STATEMENT CAREFULLY AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED PREPAID ENVELOPE. Any Consent card which is signed and does not specifically disapprove the Plan or abstain will be treated as approving the Plan. Although the Partnership Agreement provides a failure to return a Consent card has the same effect as "Yes" vote, GHG believes it is important to receive as many Consent cards as possible with respect to such an important decision. Your prompt response will be appreciated.

Dated:                                  GHG HOSPITALITY, INC.
       ----------------------           General Partner


                                        By:
                                            ----------------------------------
                                            Stephen D. Burchet,
                                            Vice President and General Counsel

                         MISSION VALLEY COMFORT SUITES, LTD.
                                   1466 9TH AVENUE
                                 SAN DIEGO, CA 92101



                      STATEMENT FURNISHED IN CONNECTION WITH THE
                               SOLICITATION OF CONSENTS

INTRODUCTION

This Statement Furnished in Connection with the Solicitation of Consents ("Solicitation Statement") is furnished to the holders ("Limited Partners") of limited partnership interests (the "Interests") in Mission Valley Comfort Suites, Ltd., a California limited partnership (the "Partnership"). The Solicitation Statement is furnished to the Limited Partners in connection with the solicitation of written consents ("Consent(s)") on behalf of the Partnership by GHG Hospitality, Inc. ("GHG"), the general partner of the Partnership, to approve (i) the sale of substantially all of the assets of the Partnership (the "Sale") and (ii) the subsequent termination and liquidation of the Partnership pursuant to the terms of the Partnership Agreement (the "Plan of Liquidation"), all as more fully described under "THE PLAN." Approval by Limited Partners of each of the Sale and the Plan of Liquidation (collectively, the "Plan") is required to implement the Plan. If approved and consummated, the Plan will result in the sale of substantially all of the Partnership's assets, the termination of the Partnership's business and the distribution of the net sales proceeds and any other remaining Partnership assets to the Limited Partners of the Partnership, after payment of all liabilities and expenses and creation of reasonable reserves. Under the Partnership Agreement and California law, Limited Partners do not have appraisal or similar rights if the Plan is approved.
See "NO APPRAISAL RIGHTS."

                   THIS SOLICITATION STATEMENT HAS BEEN PREPARED
            AND IS BEING FURNISHED BY GHG ON BEHALF OF THE PARTNERSHIP.

GHG does not intend to call a meeting of the Limited Partners in connection with this solicitation of Consents. If the Plan is approved, there will be no further meetings of the Partners. Approval or disapproval by a Limited Partner of the Plan is to be indicated by marking and signing the enclosed form of Limited Partner Consent and returning it to GHG in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. The enclosed form of Consent permits a Limited Partner to indicate approval, disapproval or abstention with respect to each element of the Plan. However, the Plan will not be implemented unless Limited Partners holding a majority of the outstanding Interests approve both elements.

Consents of the Limited Partners to the Plan will be solicited until the earlier to occur of: (i) receipt by the General Partner of the consent of a majority of the Interests; or (ii) July 2, 1998 subject to extension in GHG's sole discretion, by notice to all Limited Partners.

The close of business on June 1, 1998 (the "Record Date") has been fixed by GHG for determining the Limited Partners entitled to notice of the solicitation of Consents and to consent to the Plan. On the Record Date, there were 5,900 outstanding Interests entitled to vote on the Plan held by approximately 976 Limited Partners. This Solicitation Statement and the enclosed form of Consent are anticipated to be mailed to Limited Partners on or about June 18,1998.

Limited Partners will be notified as soon as possible as to the results of this solicitation.

Pursuant to the Partnership Agreement, the Consent of Limited Partners holding a majority of the outstanding Interests is required to approve the sale of properties representing all or substantially all of the Partnership's assets and the termination of the Partnership. Under California law and the Partnership Agreement, any matter upon which the Limited Partners are entitled to act may be submitted for a vote by written Consent without a meeting. Any Consent given pursuant to this solicitation may be revoked by the person giving it at any time before July 2, 1998 unless such date or time is extended, by sending a written notice of revocation or a later dated Consent containing different instructions to GHG before such date. Any written notice of revocation or subsequent Consent should be sent to GHG.

In addition to solicitation by use of the mails, officers, directors, employees and agents of GHG and its affiliates may solicit Consents in person or by telephone, facsimile or other means of communication. Any such directors, officers and employees will not receive additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of Consent solicitation materials to beneficial owners of Interests held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. All costs and expenses of this solicitation of Consents, including the costs of preparing and mailing this Solicitation Statement, will be paid by the Partnership. The Partnership will not seek a separate Consent of the Limited Partners for such reimbursement. The aggregate expenses to be incurred relating to this solicitation are estimated to be approximately $20,000.

GHG recommends Limited Partners consent to the Plan. See "SPECIAL FACTORS--Fairness of the Plan; Recommendation of GHG."

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                       SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS SOLICITATION STATEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT AND THE EXHIBITS HERETO. UNLESS OTHERWISE SPECIFICALLY PROVIDED, TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS SOLICITATION STATEMENT OR, IF NOT DEFINED HEREIN, IN THE PARTNERSHIP AGREEMENT. LIMITED PARTNERS ARE URGED TO READ THIS SOLICITATION STATEMENT AND THE EXHIBITS IN THEIR ENTIRETY.

THE PARTNERSHIP

Mission Valley Comfort Suites, Ltd. . . . . The Partnership is a California
                                            limited partnership which owns a
                                            leasehold interest in the real
                                            property (the "Property")
                                            consisting of the motel known as
                                            Mission Valley Comfort Suites
                                            located at 631 Camino del Rio
                                            South, San Diego, California,
                                            together with a motel building
                                            consisting of 122 guest rooms and
                                            related improvements.  GHG is the
                                            General Partner of the
                                            Partnership. The offices of the
                                            Partnership are located at 1466
                                            9th Avenue, San Diego, California
                                            92101 and its telephone number is
                                            (619) 699-6100.


ACTION BY WRITTEN CONSENT

Purpose of the Solicitation . . . . . . . . Consents are being solicited by
                                            GHG to approve the Sale of the
                                            Property which comprises
                                            substantially all of the assets
                                            of the Partnership, and which
                                            will be sold to an unaffiliated
                                            third party, Piyal, LLC, for
                                            $5,000,000 cash; and (ii) the
                                            subsequent termination and
                                            liquidation of the Partnership
                                            and the distribution to the
                                            Limited Partners of the net sales
                                            proceeds and other cash held by
                                            the Partnership at the time of
                                            distribution, other than certain
                                            reserve amounts set aside to
                                            provide for the payment of all
                                            expenses and other liabilities of
                                            the Partnership (the "Plan of
                                            Liquidation").

Record Date; Interests Entitled to
Consent . . . . . . . . . . . . . . . . . . Limited Partners of record at the close of business on June 1,
                                            1998 are entitled to vote by
                                            written Consent.  At such date,
                                            there were outstanding 5,900
                                            Interests, each of which will
                                            entitle the record owner thereof
                                            to one vote.

Vote Required . . . . . . . . . . . . . . . The Plan will not be implemented unless Limited Partners of record
                                            holding a majority of all
                                            outstanding Interests approve
                                            each of the elements of the Plan.

Termination of Consent Solicitation . . . . Consents must be received by July
                                            2, 1998 (unless such date or time
                                            is extended, in the sole
                                            discretion of GHG, by notice to
                                            all Limited Partners, permitting
                                            further solicitation of Consents
                                            if majority approval has not been
                                            obtained by such date).

THE PLAN

General . . . . . . . . . . . . . . . . . . The Plan is two proposals consisting of the Sale and the
                                            Plan of Liquidation.

Background of the Plan. . . . . . . . . . . See "SPECIAL FACTORS--Background
                                            of the Plan."

Security Ownership and Voting of the
General Partner . . . . . . . . . . . . . . As of the Record Date, neither the General Partner, nor any
                                            executive officer or director of
                                            the General Partner, owned
                                            directly or beneficially any
                                            Interest other than its general
                                            partner interest.

Consummation of the Sale. . . . . . . . . . The Sale will be consummated on satisfaction of the terms and
                                            conditions contained in the Hotel
                                            Purchase and Sale Agreement
                                            ("Purchase Agreement") with
                                            Escrow Instructions and is
                                            anticipated to close up to 14
                                            days following receipt of Consent
                                            of the Limited Partners which is
                                            anticipated to be on July 2,
                                            1998.  Failure to receive the
                                            Consent of the Limited Partners
                                            on or before July 2, 1998 will
                                            result in a reduction in the
                                            Purchase Price of $3,333 per day
                                            thereafter until Closing.  These
                                            reductions were mandated by the
                                            proposed buyer who would not
                                            agree to pay the offered price
                                            unless they had an opportunity to
                                            obtain a significant portion of
                                            the motel's estimated July 1998
                                            revenues.

No Appraisal Rights . . . . . . . . . . . . Limited Partners have no appraisal rights in connection
                                            with the Plan. See "NO APPRAISAL
                                            RIGHTS."

Federal Income Tax Consequences . . . . . . The Partnership will have taxable gain or loss upon its sale of the
                                            Property.  Such gain or loss will
                                            be allocated to the partners in
                                            accordance with the Partnership
                                            Agreement, and generally will
                                            constitute Section 1231 gain or
                                            Section 1231 loss.  Any Section
                                            1231 gains would be eligible for
                                            a reduced tax rate.  See "FEDERAL
                                            AND STATE INCOME TAX
                                            CONSEQUENCES--Capital Gains Tax."
                                            See "FEDERAL AND STATE INCOME TAX
                                            CONSEQUENCES--Sale of Properties."

                                            Distributions to a Limited
                                            Partner generally will not be
                                            taxable to the extent the
                                            distributions do not exceed the
                                            Limited Partner's adjusted tax
                                            basis in the Interests.  The tax
                                            basis in the Interests will be
                                            reduced by the distributions, and
                                            those in excess of the tax basis
                                            generally will be treated as
                                            capital gain, which will be
                                            long-term if the applicable
                                            Interests have been held for more
                                            than eighteen (18) months.
                                            Limited Partners who have
                                            remaining tax basis in their
                                            Interests after termination of
                                            the Partnership generally will
                                            have a capital loss. See "FEDERAL
                                            AND STATE INCOME TAX
                                            CONSEQUENCES."

Final Distributions and Liquidation . . . . As promptly as practicable following the sale of the
                                            Property, after payment or
                                            reserving for payment of all
                                            costs of the Sale and this
                                            Consent solicitation, the General
                                            Partner will establish a
                                            contingency reserve in the
                                            approximate amount of $300,000
                                            and the balance of the
                                            Partnership's funds will be
                                            distributed to the Limited
                                            Partners in accordance with the
                                            Partnership Agreement.  Once all
                                            known  estimable  and reasonably
                                            contingent liabilities have been
                                            satisfied, the Partnership will
                                            distribute its remaining net
                                            assets, if any, and terminate.
                                            Upon termination any remainder of
                                            the contingency reserve at the
                                            expiration of such period as the
                                            General Partner may determine in
                                            its sole discretion, will be
                                            distributed to the Limited
                                            Partners in accordance with the
                                            Partnership Agreement.

                                  SPECIAL FACTORS

      BEFORE CONSENTING TO THE PLAN, LIMITED PARTNERS SHOULD CAREFULLY CONSIDER CERTAIN FACTORS REGARDING THE PLAN:

BACKGROUND OF THE PLAN

The Partnership was formed in 1988 with the primary purpose of acquiring, developing, investing in, holding, managing, selling, disposing of and otherwise acting with respect to the Property. The Partnership's investment objectives at formation were to preserve and protect Partnership capital, to provide partially tax-sheltered cash distributions from operations and to provide long-term capital appreciation. In 1988, the Partnership commenced operation of the Property as a motel. See "The Property" below.

Although the Partnership Agreement provides the term of the Partnership will, unless previously terminated, continue until December 31, 2026, the prospectus of the Partnership for its original public offering of Interests stated the Partnership anticipated it would dispose of its Properties within six to 10 years after acquisition.

Following its appointment as general partner in 1990, GHG has periodically evaluated the desirability of sale of the Property. The potential to sell the Property generally has been enhanced by recent improvements in the national real estate investment market. Pension funds, real estate investment trusts and other institutional buyers are now actively seeking new investment properties, as compared to the early 1990's, when these same institutional buyers were fewer and less active. The emergence of securitized mortgage financing and lower mortgage interest rates have also contributed to an improved market for real estate such as the Property, as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at attractive rates.

More specifically, improvements in the real estate capital markets and in the operating performance of the Property have enhanced the prospects for selling the Property at attractive prices. Further, a resurgence in development in the Mission Valley area has also increased the marketability of the Property. During the early 1990's, the Property experienced devaluation due to a nationwide slump in real estate values. Although future economic conditions are difficult to predict, GHG believes that it is unlikely that continuing to hold the Property would significantly enhance the Partnership's ultimate realization on sale of the Property, or that the relative economic benefits of continued ownership would justify the risks of such continued ownership.

The sale of all or substantially all of the assets of the Partnership requires the approval of Limited Partners holding a majority of the Interests.

The purpose of the Plan, from the Partnership's perspective is to further its investment objective of preserving and protecting capital by returning to the Limited Partners a portion of their capital contributions, in order to eliminate the possibility of further losses. The Sale proceeds will be used to repay all outstanding indebtedness of the Partnership, and establish a contingency reserve in the approximate amount of $300,000 in order to provide for unanticipated contingencies and pay for the costs of terminating and liquidating the Partnership. Upon termination of the Partnership after paying all remaining Partnership liabilities, the remainder of the proceeds of the Sale proceeds and all other Partnership assets shall be distributed to the partners of the Partnership in accordance with the Partnership Agreement.

EFFECTS OF THE PLAN

If the Plan is approved and implemented as proposed, the effects of the Plan will be the sale of substantially all of the Partnership's assets, the termination of the Partnership's business, the winding up of the Partnership's affairs and the distribution to the Limited Partners of the net proceeds of the Sale after payment of liabilities, liquidation expenses and establishment of a contingency reserve of approximately $300,000. Assuming the Property is sold for $5,000,000, GHG estimates the Limited Partners will receive an initial cash distribution of approximately $737.50 per Interest upon completion of the Sale of the Property, and anticipates the Limited Partners will receive an additional small distribution upon termination of the Partnership. See "THE PLAN--Anticipated Results of Sale, Use of Proceeds and Cash Distributions." The amount distributed to each Limited Partner generally will not be taxable to the extent the distributions do not exceed the Limited Partner's adjusted tax basis in the Interests. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES."

REASONS FOR THE TIMING OF THE SALE

The decision to proceed with the sale of the Property at this time was based upon GHG's determination that improvement of the national and local real estate markets, increases in the average room rates and occupancy rates, and general economic factors, coupled with relatively low interest rates made this a good time to sell. In addition, the historical performance of the Property indicated to GHG it was unlikely continued operation of the Property would generate significantly increased distributable cash.

The Partnership has a finite legal existence of 38 years, 12 of which have passed. It was not intended, however, that the Partnership would hold its Property for the full 38 year period. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to the Property would be achieved, the Partnership's Prospectus disclosed an anticipated holding period for the Property of six
(6) to ten (10) years.

GHG generally considered the benefits to the Limited Partners that might be derived by holding the Property for an additional period of time. GHG assumed the Property would probably continue to appreciate in value and as result the Property might be able to be sold for a greater sale price in the future. GHG weighed these assumptions against the potential risks to investors from a longer holding period, i.e., the risk that competitive market or general economic developments could cause the Property to decline in value, which could result in a lesser sale price in the future. Weighing all of these factors, GHG concluded that now rather than later was the time to sell the Property.

The Partnership's decision to sell the Property at this time was also influenced by the fact the originally contemplated holding period of six (6) to ten (10) years has nearly passed. The Property was not sold earlier because of uncertain and then adverse economic and market conditions prevailing in the early 1990's.

Another reason for the timing of the Sale from GHG's perspective is the increased competition faced by the Property in the form of increasing numbers and capacities of hotels and motels located in the vicinity of the Property. For example, a motel property approximately one (1) mile from the Property became a Comfort Inn and Suites franchisee of Choice International in 1996 and began participation in the Choice-Reservations System used by the Property. Due to its proximity and availability of suites, this motel now competes directly with the Property and GHG believes it reduces the reservations the Property would otherwise receive from the Choice Reservation System. The proposed buyer is the owner of this competing property.

In October 1996, GHG obtained an independent appraisal of the Property which concluded the then current fair market value of the Property was $3.4 million. In July 1997, GHG again obtained an appraisal which concluded the then current fair market value of the Property was $4.0 million. In early 1998, GHG conducted an informal sampling of the Limited Partners, wherein a significant majority indicated they favored selling the Property.

On March 3, 1998, the Partnership entered into an Exclusive Listing Agreement with Hotel Partners, Inc. (the "Broker") to sell the Property. The Broker conducted a thorough analysis of the Property and actively sought out a number of interested potential buyers. After discussions with the interested potential purchasers, the Broker issued a call for offers to this group.

After review of the proposals GHG negotiated with the best four offering parties, two of which were contingent on obtaining financing and two of which were not. In June 1998 after the proposed buyer significantly increased the price in its offer to purchase, GHG accepted that offer to purchase the Property for $5.0 million in cash, subject to the approval of the Limited Partners. GHG's decision to accept the offer was influenced both by the fact the offer was $1.0 million more than the July 1997 appraisal, the lack of any financing contingency and the complexity of financing a ground lease, the financial capacity of the proposed buyer, and the fact the proposed buyer owns a similar property nearby providing the proposed buyer with certain potential operating efficiencies. GHG believes these factors substantially increase the likelihood of consummating the Sale.

FAIRNESS OF THE PLAN; RECOMMENDATION OF GHG

GHG reasonably believes the Plan is fair to the Limited Partners and recommends approval of the Plan. The most recent appraisal of the Property was obtained less than one (1) year ago and the sale price is 25% higher than such appraisal. No independent evaluation of the fairness of the Plan to Limited Partners has been made.

In reaching its conclusion to recommend approval of the Plan, GHG considered the following factors:

     (1) the Property has now been held for its originally anticipated holding period, which militates in favor of a sale of the Property at this time;

     (2) increased availability of investor capital, increased purchasing activity and a favorable interest rate environment, which may not continue in the future, also militate in favor of sale;

     (3) improved occupancies and revenues in recent years, which contribute to realization of a higher sale price for the Property than recent appraisals would indicate and which may not be sustained militate in favor of sale;

     (4) the potential for future operating performance increases and a possible increase in the value of the Property, due to increasing development activity in the Mission Valley area might militate in favor of holding the Property, but which also might enhance its current marketability and sales price;

     (5) the currently satisfactory physical condition of the Property and the increasing likelihood there may be a higher need for expenditures for repairs, replacements and improvements to be incurred in the future, which militates in favor of a sale now;

     (6) the presence of competition and the possibility of increased future competition, which suggest a sale now may be advisable;

     (7) the relative illiquidity of the Interests, which militates in favor of sale;

     (8) the historic levels of cash distributions to the Limited Partners which suggest Limited Partners may benefit from recovering their remaining investment now;

     (9) the potential for an increase in the amounts of distributions, which might otherwise militate in favor of holding the Property, if such future distributions would represent a rate of return equivalent to that available in other investments; and

     (10) it is anticipated aggregate distributions from the Partnership, including proceeds from the Sale and any eventually remaining contingency reserve will equal slightly more than the capital contributions of the Limited Partners, which might militate in favor of holding the Property for additional future appreciation, but which might also militate in favor of a current sale in order to mitigate the potential for losses.

     (11) The terms of the underlying land lease provide for a term of 60 years. As the remaining term of such ground lease gets shorter, this may reduce the eventual sales price, which militates in favor of a current sale.

VOTE REQUIRED TO APPROVE THE PLAN

Implementation of the Plan requires that GHG receive Consents approving each element of the Plan from Limited Partners of record holding a majority of all outstanding Interests.

OTHER OFFERS

At the time GHG accepted the offer to purchase the Property for $5.0 million in cash, it had received two other offers with nominal purchase prices of $5,150,000 and $5,200,000 million. However, both of these offers were subject to financing contingencies and GHG had significant concerns about whether such contingencies could be satisfied in light of the financial capacity of the two offerers, the current financing market, and the appraisal dated less than a year ago valuing the Property at $4.0 million. In addition, a potential lender would likely require significant protections in the loan documents because of the ground lease, which adds significantly to the complexity of the transaction and the risk the purchase may not close. Accordingly, GHG believes the cash offer which was accepted to be a better offer and more likely to result in a consummated sale at that price, and was otherwise on relatively beneficial terms.

GHG also believes Limited Partners have received an offer to purchase their Interest from an unaffiliated entity for a price of $500 per Interest. GHG believes the anticipated initial distribution by the Partnership of the estimated sale proceeds available for distribution in the amount of approximately $737.50 per Interest and an anticipated additional small liquidating distribution, makes the Sale a better means by which to recover the Limited Partners' Investments. Notwithstanding the foregoing, there can
be no assurance the sale will be consummated.   In the event Piyal defaults
on its purchase obligations, a liquidated damage clause in the Purchase Agreement limits the Partnerships potential recovery of damages to $100,000.

FAILURE TO APPROVE THE PLAN

If the Limited Partners fail to approve the Plan, the Partnership will continue to own the Property. In such event, GHG expects the Partnership will operate the Property for an indefinite period, which over time may entail substantial expenditures for repairs and refurbishment. Consistent with the Partnership Agreement, the General Partner may receive or solicit offers for the sale of the Property as opportunities arise. In any such sale, the Partnership would benefit from any increase in value of the Property over the current value and would suffer a detriment to the extent of decrease in such value. Failure by the Limited Partners to approve the Plan will not affect their rights under the Partnership Agreement.

                                       THE PLAN

GENERAL

The Plan was developed by and is being proposed by GHG for the written Consent by Limited Partners to each element of the Plan--the Sale and the Plan of Liquidation. See "INTRODUCTION" and "SPECIAL FACTORS--Background of the Plan."

GHG recommends the Limited Partners approve the Plan, which will result in the sale of all of the Partnership's assets, followed by the termination and liquidation of the Partnership. If the Plan is approved, the Property will be sold on the terms set forth below. See "Proposed Sale of Property" below.

PROPOSED SALE OF PROPERTY

Pursuant to the terms and conditions of the Purchase Agreement entered into in June 1998, by and between the Partnership and Piyal, LLC ("Piyal"), the Partnership has (subject to receiving the requisite Consents of the Limited Partners) agreed to sell the Property to Piyal. The sale of the Property will be accounted for using the purchase method of accounting. Piyal is not affiliated with the Partnership or GHG and the terms of the Purchase Agreement were negotiated at arm's length. The Purchase Agreement contains numerous representations, warranties and conditions common to such transactions.

Assuming receipt of the requisite approval of the Limited Partners on July 2, 1998, the Closing is anticipated to occur within 14 days thereafter.
Pursuant to the Purchase Agreement, after July 2, 1998, the Purchase Price is reduced by $3,333 per day until the requisite Limited Partner approval is received. Because the closing is conditioned upon, among other things, the approval of the Limited Partners, there can be no assurance the proposed sale will occur. If all conditions precedent to Piyal's obligation to close are not eventually satisfied or waived, its obligation to purchase the Property will terminate.

THE PROPERTY

The Property consists of a 122 room "suites only" motel situated on approximately 1.83 acres of land subject to a 60 year lease expiring in 2046. The Property is known as Mission Valley Comfort Suites and is located at 631 Camino del Rio South, San Diego, California 92108.

The Property is subject to a security interest securing a loan with a balance of approximately $186,565 as of June 30, 1998. The loan terms require monthly payments in the amount of $2,175, including interest at 8% until paid in full.

The Partnership carries on its books a deferred rent liability representing amounts accrued under the Partnership's land lease prior to April 1, 1993. Under the original land lease, annual rent increases were based on the greater of 2 1/2% or the increase in the Consumer Price Index. The Partnership was required by generally accepted accounting principles to record rent expense and a deferred rent liability based on projecting the 2 1/2% minimum annual rent increase over the 60 year term of the lease. Effective April 1, 1993, the land lease was amended. Under the amended land lease, annual rent increases are based on the lesser of the increase in the Consumer Price Index or 5%, and there is no minimum annual increase. Consequently, rent expense is now being recognized based on the amount due each month rather than on the straight-line basis. In addition, the deferred rent liability accrued prior to April 1, 1993 is being credited to income on a straight-line basis over the remaining term of the lease.

PURCHASE PRICE

Subject to prorations and adjustments provided in the Purchase Agreement, including but not limited to the reductions in Purchase Price in the event the Limited Partners' approval has not been received on or before July 2, 1998, the purchase price for the Property is $5,000,000.

RESULTS OF OPERATIONS

Net income was $129,950 in 1997 and $283,799 in 1996. Total revenues were $2,040,601 in 1997 and $2,025,358 in 1996. The property operated at an occupancy of 73.87% in 1997 and 73.86% in 1996. The average daily room rate was $59.73 in 1997 and $59.11 in 1996.

In 1997, the Partnership incurred costs of $108,403 associated with a proposal to reorganize the Partnership into a real estate investment trust
(REIT). The efforts were discontinued when management and the proposed sponsor of the REIT were unable to negotiate mutually acceptable terms and conditions for a reorganization.

LIQUIDATION

As soon as practical following the closing of the Sale, GHG will cause the Partnership (i) to pay all costs associated with the Sale, including the solicitation of Consents from Limited Partners, if not previously paid; and
(ii) to provide a contingency reserve in the approximate amount of $300,000 for the remaining costs of terminating and liquidating the Partnership, as well as potential unforeseen costs and liabilities. This reserve shall be maintained for a period to be determined by GHG in its sole discretion. The remaining assets of the Partnership, and any remainder of the contingency reserve, will be distributed to the Limited Partners upon the termination of the Partnership in the manner set forth in the Partnership Agreement.

Section 17.1.2 of the Partnership Agreement provides the Partnership will terminate and be dissolved upon the vote of a majority in interest of the Limited Partners.

DISTRIBUTIONS AND FEES

As set forth under "Use of Proceeds and Distributions" and based on the assumptions therein stated, GHG currently estimates upon completion of the Sale of the Property, the General Partner will not have received any cash distributions from liquidation and the Limited Partners will have received cash distributions of approximately $4,351,249 in addition to those previously received.

GHG will not receive any fees in connection with the Sale of the Property or the liquidation and dissolution of the Partnership. Upon the Sale, the management fees equal to 6% of gross receipts of the motel, which GHG presently receives, will be eliminated. The Sale will also terminate GHG's ability to receive 10% of all operating distributions, which it is currently receiving. Sale of the Property and liquidation of the Partnership will also eliminate any liability of GHG for future Partnership obligations which might otherwise arise from continued operation of the Partnership.

                        USE OF PROCEEDS FROM PROPERTY SALE

The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Property. All of the following selected financial information is based upon amounts as of April 30, 1998 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Property is set forth below under the caption "Unaudited Pro Forma Financial Information." All Limited Partners are encouraged to review carefully the unaudited pro forma financial statements.

If the holders of a majority of the Interests approve the proposed Sale of the Property and the Sale is closed, the Partnership will pay all of its indebtedness, set up a contingency reserve and then distribute the remaining net sale proceeds pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:


Contract Sales Price . . . . . . . . . . . . . . . . . . . . . . . . . . $ 5,000,000
Costs of Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (162,246)
Repayments of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (186,505)
Establishment of Contingency Reserve . . . . . . . . . . . . . . . . . . $  (300,000)
                                                                         -----------
Cash Initially Available for Distribution by the Partnership
 from the Sale of the Property . . . . . . . . . . . . . . . . . . . . .  $ 4,351,249
                                                                         -----------
                                                                         -----------

     Return of Limited Partners' Initial Capital Not
     Previously Distributed  . . . . . . . . . . . . . . . . . . . . . . $ 3,917,793
     Partial Distribution of Limited Partners' Priority Return . . . . . $   433,456
     Estimated Residual Proceeds from Sale of Property . . . . . . . . . $         0

     Limited Partners' Share of Residual Proceeds from
      Sale of Property (85%) . . . . . . . . . . . . . . . . . . . . . . $         0
     General Partner's Share of Residual Proceeds from
      Sale of Property (15%) . . . . . . . . . . . . . . . . . . . . . . $         0
                                                                         -----------

Total Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 4,351,249
                                                                         -----------
                                                                         -----------

                    DISTRIBUTIONS TO LIMITED PARTNERS PER INTEREST

Based upon financial information as of April 30, 1998, below is an estimate of all cash distributions that will have been made to Limited Partners after the initial distribution of the estimated proceeds from the Sale of the Property is completed.


Summary of Estimated Cash Distributions to Limited Partners:

     Limited Partners' Share of previous distributions . . . . . . . . . $ 1,982,207
     Limited Partners' Share of Proceeds from Sale of the
      Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 4,351,249
     Limited Partners' Share of previously undistributed
      cash from operations . . . . . . . . . . . . . . . . . . . . . . . $   225,000
                                                                         -----------

Total Estimated Cash Received by Limited Partners  . . . . . . . . . . . $ 6,558,456
                                                                         -----------
                                                                         -----------

Total Cash Received per $1,000 of Limited Partnership Capital. . . . . . $  1,111.60

The above figures assume the Limited Partners do not receive any final liquidating distribution. Subject to unforeseen contingencies, GHG anticipates there will be a small liquidating distribution to the Limited Partners upon termination of the Partnership.

                        RESULTS OF PARTNERSHIP ON LIQUIDATION

Based on financial information available as of April 30, 1998, the following table presents the estimated results of the Partnership assuming it has completed the sale of the Property as proposed herein:

Dollar Amount Raised . . . . . . . . . . . . . . . . . . . . . . . . . .     $5,900,000
Number of Properties Purchased Directly  . . . . . . . . . . . . . . . .       1
Number of Properties Purchased Indirectly  . . . . . . . . . . . . . . .       0
Date of Closing of Offering. . . . . . . . . . . . . . . . . . . . . . . March 21, 1998
Estimated Date of Sale of Property . . . . . . . . . . . . . . . . . . .  July 20, 1998

Estimated Distribution Data per $1,000 of Limited Partnership Capital:

     Distributions to Limited Partners from Operations . . . . . . . . . $       374.10
     Estimated Initial Distributions to Limited Partners from the
      Sale of the Property . . . . . . . . . . . . . . . . . . . . . . . $       737.50

Total Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . $     1,111.60

The above figures assume the Limited Partners do not receive any final liquidating distribution. Subject to unforeseen contingencies, GHG anticipates there will be a small liquidating distribution to the Limited Partners upon termination of the Partnership.


                      UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                   THE PARTNERSHIP

The following unaudited pro forma balance sheet assumes that as of July 15, 1998, the Partnership had sold the Property for $5,000,000. Such funds will be used to repay indebtedness and the balance will be distributed to the Partners pursuant to the terms of the Partnership Agreement, which generally will be first, to the Limited Partners in an amount that equals the amount initially contributed to the partnership capital by the Limited Partners plus a cumulative but non-compounded 8% per annum return thereon; with the balance distributed 85 percent to the Limited Partners and 15 percent to the General Partner.

The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma balance sheet.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF APRIL 30, 1998 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                       MISSION VALLEY COMFORT SUITES, LTD
                        A California Limited Partnership
                   Proforma Balance Sheet As of July 15, 1998
                                  (Unaudited)


ASSETS                                               July 15, 1998
                                                     -------------
Current Assets:
  Cash and cash equivalents                           $ 4,901,249
  Accounts Receivable                                      51,454
                                                      -----------
Total current assets                                    4,952,703
                                                      -----------
Total Assets                                          $ 4,952,703
                                                      -----------
                                                      -----------

LIABILITIES AND PARTNERS' CAPITAL ACCOUNTS
Current Liabilities:
  Accounts Payable                                         25,184
  Due to Affiliates                                        14,962
  Accrued Taxes                                            18,900
                                                      -----------
Total current liabilities                                  59,046
                                                      -----------
Total Liabilities                                          59,046
                                                      -----------
Partners' capital accounts:
General Partner:
  Capital contributions                                    31,210
  Cumulative net earnings                                 205,930
  Cumulative cash distributions                          (212,140)
                                                      -----------
                                                           25,000
                                                      -----------
Limited partners:
  Capital contributions, net of offering costs          5,117,287
  Cumulative net earnings                               1,733,577
  Cumulative cash distributions                        (1,982,207)
                                                      -----------
                                                        4,868,657
                                                      -----------
Total partners' Capital Accounts                        4,893,657
                                                      -----------
Total Liabilities and Capital                         $ 4,952,703
                                                      -----------
                                                      -----------

                      FEDERAL AND STATE INCOME TAX CONSEQUENCES

The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the Limited Partners of the Partnership of the federal and state income tax consequences to the Partnership and to its partners arising from the sale of the Property. The tax information included herein was prepared by the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the Limited Partners of factual information and should not be considered tax advice.

PASSIVE ACTIVITY LOSSES

Application of the passive activity loss limitation may have limited deductible losses in prior years and created passive loss carryovers to the year of sale. The gain on sale will incorporate all prior losses disallowed under the loss limitations that are deductible in the year of sale.

SALE OF PROPERTIES

Any such gain or loss generally will constitute Section 1231 gain or Section 1231 loss (i.e., gains or losses from disposition of real property or depreciable personal property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Limited Partner's share of the gains or losses from the Sale would be combined with any other Section 1231 gains or Section 1231 losses of the Limited Partners for the year. Net Section 1231 gains or net
Section 1231 losses generally would be treated as long-term capital gain or ordinary loss, as the case may be. However, a Limited Partner's net Section 1231 gains would be treated as ordinary income rather than capital gain to the extent of his or her net Section 1231 losses, if any, incurred in the five preceding years. Furthermore, in the event that a Property is sold at a gain, the depreciation expense may be recaptured as ordinary income under
Section 1245 or Section 1250 of the Code to the extent of the realized gain. In general, under Section 1250, if real property is depreciated on an accelerated basis rather than on a straight-line basis, then the lessor of
(i) any gain realized on disposition of the property or (ii) the excess of accelerated depreciation over straight-line depreciation as of the date of Sale will be treated as ordinary income in the year the Property is sold.
The Partnership does not expect to have any gain from the Sale of the Property subject to recapture under Section 1250 of the Code. Limited Partners classified as corporations for federal income tax purposes may be required, under Section 291(a) of the Code, to treat 20% of the gain from the sale of a Property attributable to depreciation expense not subject to recapture under Section 1250 as ordinary income instead of Section 1231 gain.

Under Section 702(a)(3) of the Code, a Partnership is required to state separately, and the Partners are required to account separately for, their distributive share of all gains and losses of their Partnership. Accordingly, each Limited Partner's allocable share of the gains or losses from the Sale (including each Limited Partner's allocable share of Section 291(a) gain, Section 1245 gain, Section 1231 gain or Section 1231 loss) will be separately stated and reflected on the applicable Schedule K-1 forms provided to the Limited Partners by the Partnership.

CAPITAL GAINS TAX

With respect to individuals, trusts and estates, the Taxpayer Relief Act of 1997 ("TRA") generally reduces the maximum tax rate on net capital assets held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from capital assets held for more than one year and for not more than 18 months ("mid-term gains") of 28%. TRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for longer than 18 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to Limited Partners who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 20% (if such gains are not recharacterized as ordinary income as described above under "Sale of Properties," or are not subject to the special tax rate described in the next paragraph).

Under TRA, individuals, trusts and estates are taxed on unrecaptured Section 1250 gain at a maximum federal income tax rate of 25%. Unrecaptured Section 1250 gain generally equals the excess of (i) the lesser of the gain realized on disposition of depreciable real property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described above under "Sale of Properties").

Net capital losses of such a Limited Partner can be utilized to offset ordinary income limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net capital loss may be carried forward and utilized in subsequent years subject to the same limitations but may not be carried back to a prior year.

Limited Partners classified as corporations are taxed on capital gains at the same rates as ordinary income. A corporate Limited Partner can deduct capital losses only to the extent of capital gains, with any unused capital losses generally being carried back three years and forward five years.

Because the Property is located in the State of California, Limited Partners who are not resident in California are required to report their allocable gain to California. California law requires the Partnership to withhold a portion of a nonresident partner's distribution and to remit such amounts withheld to the California Franchise Tax Board. The amount withheld will be separately stated on the stub of the distribution check and the General Partner will provide additional documentation of the amount of the withheld California taxes by January 31 following the year of sale. The amount of tax withheld will be treated as a distribution to the Limited Partner. The withheld taxes will be allowed as a credit against any California income tax. Limited Partners may or may not have a tax refund after the filing of the required California tax return.

Limited Partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Property. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the Limited Partner.

FINAL PARTNERSHIP RETURNS AND FUTURE TAX ISSUES

Upon the termination of the Partnership, the General Partner, on behalf of the Partnership, will file a final tax return for the Partnership, and on a timely basis will provide Schedule K-1 forms to all Limited Partners setting forth their allocable shares of the Partnership's items of income, gain, loss, deduction and credit. GHG will also have full responsibility and authority for any other tax-related matter arising after the termination of the Partnership, including acting as the "tax matters partner" representing the Partnership in any federal or other audit of returns of the Partnership for its final year or any prior year.

Limited Partners should understand that while the Partnership will be terminated, such termination will not eliminate the possibility that the IRS could challenge the tax treatment of the Partnership's activities for the year of termination or any prior year for which the statute of limitations for making adjustments has not elapsed. If any adjustments are made to the Partnership's income tax return, GHG will so notify the Limited Partners.
Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Limited Partners which would be payable from their own funds and would not be reimbursable by the General Partner or the Partnership.

                                 NO APPRAISAL RIGHTS

If Limited Partners owning a majority of the Interests on the Record Date vote in favor of the Plan, such approval will bind all Limited Partners. The Partnership Agreement and the California Revised Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Limited Partners who dissent from the vote of the majority in approving or disapproving the Plan. Accordingly, dissenting Limited Partners do not have the right to have their Interests appraised or to have the value of their Interests paid to them if they disapprove of the action of a majority in interest of the Limited Partners.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On the Record Date, there were 5,900 Interests issued and outstanding and entitled to vote on matters upon which Limited Partners may vote or consent. According to publicly available information, and to the best knowledge of GHG, as of the Record Date, no person or entity owned more than 5% of the outstanding Interests. As of the Record Date, neither the General Partner nor any officer or director thereof, owned any Interests.

                                AVAILABLE INFORMATION

This Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, the Property and the transactions described herein. Incorporated by reference into this Solicitation Statement is the Partnership's Annual Report on SEC Form 10-KSB for the year ended December 31, 1997, which has previously been distributed to each Limited Partner and provides additional information regarding the Partnership. With respect to statements contained in this Solicitation Statement as to the content of any contract or other document filed as an exhibit to the Form 10-K, each such statement is qualified in all respects by reference to such report and the schedules thereto, an additional copy of which may be obtained without charge upon written request to the Partnership. To make such a request, a Limited Partner must write to GHG, 1466 9th Avenue, San Diego, California 92101.

All documents filed by the Partnership with the Securities and Exchange Commission after the date of this Solicitation Statement, but before the Partnership takes action pursuant to this Consent, shall be deemed to be incorporated by reference into this Solicitation Statement. Copies of these documents will be available without charge upon request to GHG, 1466 9th Avenue, San Diego, California 92101. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Solicitation Statement shall be deemed to be modified or superseded for purposes of this Solicitation Statement to the extent that a statement contained in this Solicitation Statement (or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Solicitation Statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

                               CONSENT PURSUANT TO THE
                         SOLICITATION DATED ___________, 1998



PROPOSALS:

     1. To vote to approve and consent to the purchase of substantially all of the Partnership's properties by Piyal, LLC and to authorize the General Partner to take all actions reasonably necessary to complete such sale on the terms set forth in the Purchase Agreement referenced in the Solicitation Statement.

                 / / For               / / Against            / / Abstain

     2. To vote to dissolve and liquidate the Partnership following the sale of substantially all of the Partnership's properties and distribute the proceeds therefrom to the Partners according to the terms of the Partnership Agreement.

                 / / For               / / Against            / / Abstain



Dated:______________, 1998              ____________________________________
                                        (Signature of Limited Partner)

                                        ____________________________________
                                        (Print Name)

                                        ____________________________________
                                        (Number of Partnership Interests for
                                        which this Consent is given)